News Release
AMI Semiconductor, Inc. Appoints Ted Tewksbury as President and
Chief Operating Officer
Senior/Experienced Semiconductor Executive Added to Strong Management Team
POCATELLO, Idaho. – August 29, 2006 – AMI Semiconductor, Inc., subsidiary of AMIS Holdings, Inc. (NASDAQ: AMIS), today announced the appointment of Dr. Ted Tewksbury to the role of president and chief operating officer, effective September 4. Dr. Tewksbury, 49, will be responsible for AMI Semiconductor’s mixed signal and digital business units, as well as all manufacturing operations and supply chain management. Tewksbury most recently served as general manager and managing director at Maxim Integrated Products, Inc., a $1.8 billion international supplier of analog and mixed-signal products. While at Maxim, Tewksbury ran 11 product lines, established the company’s high-speed data converter and high-performance RF businesses and introduced over 180 new products. Before that, Tewksbury served as director of SiGe RF/analog product development for IBM Microelectronics and as a senior design engineer for Analog Devices.
“I am extremely excited that Ted is joining our senior leadership team,” stated Christine King, chief executive officer of AMI Semiconductor. “His proven leadership skills and metrics driven approach to management will take us to the next level by driving revenue growth, margin improvement and the execution of our application specific standard products strategy. In addition, with over 20 years of semiconductor experience his unique background balances technology, customer relationship management, and operations in a way that enhances our current management team.”
“I appreciate the opportunity to join AMI Semiconductor and look forward to working with Chris and the leadership team to grow the Company and further improve profitability,” said Tewksbury. “I’m very impressed with the Company’s growing portfolio of core competencies, its intense customer focus, its strong reputation for quality, and its prospects for the future.”
Dr. Tewksbury obtained his bachelors, masters and doctorate degrees from the Massachusetts Institute of Technology, authored/co-authored many publications, holds several patents, and led the development of many industry firsts and award-winning technologies.
About AMI Semiconductor
AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region.

August 29, 2006

Investor Relations Contact:	Media Relations Contact:

Wade Olsen AMI Semiconductor Tel: 208.234.6045 E-Mail: wade_olsen@amis.com	Tamera Drake AMI Semiconductor Tel: 208.234.6890 E-Mail: tamera_drake@amis.com